UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 26, 2026

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

12117 Bee Caves Road, Building III, Suite 100

Austin, TX 78738

(Address of principal executive office) (Zip Code)

(512) 519-0400

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AWHL	OTC QX Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2026, Aspira Women's Health, Inc. (the "Company") appointed John Strahley as Chief Financial Officer and Chief Accounting Officer of the Company, effective April 27, 2026. In connection with Mr. Strahley's appointment, the consulting agreement under which Brian Hungerford had served as Chief Financial Officer terminated effective April 26, 2026.

Appointment of Principal Financial Officer and Chief Accounting Officer

On April 26, 2026, the Company entered into an Executive Employment Agreement (the "Employment Agreement") with John Strahley, pursuant to which Mr. Strahley was appointed as Chief Financial Officer and Chief Accounting Officer of the Company, effective April 27, 2026.

Mr. Strahley, age 59, brings extensive financial leadership experience to the Company. Prior to joining the Company, Mr. Strahley served as CFO of several life science companies, including IsoPlexis Corporation. He previously served as a Managing Director at Ironwood Capital and Senior Vice President at Webster Bank. He began his career as a Certified Public Accountant.

There are no arrangements or understandings between Mr. Strahley and any other persons pursuant to which he was appointed to his positions with the Company. There are no family relationships between Mr. Strahley and any director or executive officer of the Company. There are no transactions in which Mr. Strahley has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Strahley will serve in a fractional capacity, devoting a minimum of twenty hours per week to his duties. The Employment Agreement provides for an annualized base salary of $167,000, payable on a semi-monthly basis. Mr. Strahley is not eligible to participate in the Company's group health, dental, vision, or life insurance plans, but is eligible to participate in the Company's 401(k) plan in accordance with its terms.

In connection with his appointment, the Board of Directors of the Company will approve a grant to Mr. Strahley of options to purchase 70,000 shares of the Company's common stock under the Company's equity incentive plan as soon as administratively possible, with an exercise price equal to the fair market value of the Company's common stock on the grant date.. Twenty-five percent of the options will vest ninety days after Mr. Strahley's employment start date, with the remaining seventy-five percent vesting in equal monthly installments over the following nine months, subject to Mr. Strahley's continued employment on each vesting date. Upon a Change in Control of the Company, one hundred percent of any then-unvested options will accelerate and become fully vested.

Mr. Strahley's employment is at-will and may be terminated by either party at any time. Mr. Strahley is not entitled to any severance or post-termination benefits beyond accrued obligations.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Departure of Principal Financial Officer

On April 26, 2026, the consulting agreement between the Company and Hungerford Consulting LLC, under which Brian Hungerford had served as Chief Financial Officer, terminated at the request of Hungerford Consulting LLC. Mr. Hungerford is departing from his role as Chief Financial Officer for personal reasons. The Company thanks Mr. Hungerford for his service and contributions and wishes him well in his future endeavors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2026

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Michael Buhle
Name:	Michael Buhle
Title:	Chief Executive Officer